Exhibit 99.2

WILLOW FINANCIAL BANCORP, INC. ANNOUNCES DELAY IN

FILING QUARTERLY REPORT ON FORM 10-Q

For Immediate Release

                WAYNE, PA—November 14, 2007—Willow Financial Bancorp, Inc. (the “Company”) (NASDAQ/Global Select Market: WFBC), the holding company for Willow Financial Bank (the “Bank”), announced today that the Company has delayed filing its Quarterly Report on Form 10-Q for the period ended September 30, 2007.

                As part of the remediation program that was implemented after management noted certain deficiencies in internal controls at June 30, 2007 and while preparing its quarterly results, the Company identified certain account reconcilements that appear to indicate an out-of-balance condition.  Certain balance sheet differences totaling approximately $6 million are currently being reviewed.  Management is also assessing whether these reconcilements will have an impact on previously-reported earnings.  The Company has enlisted the support of the audit firm of Jefferson Wells to assist in its review.  The Company is working expeditiously to resolve the out of balance condition and the Quarterly Report on Form 10-Q will be filed as soon as practicable.

About Willow Financial Bancorp

Willow Financial Bancorp is the holding company for Willow Financial Bank.  Willow Financial Bank, founded in 1909, is a full-service, community-oriented bank, offering a broad array of deposit, loan and investment products for individuals and businesses.  With 29 locations across Montgomery, Chester, Bucks and Philadelphia counties, Pennsylvania, Willow Financial Bank offers its customers and clientele banking beyond the traditional — convenient locations, extended hours, and the personal attention of a local bank — with the products and services of a regional one.

Forward Looking Statements

The information contained in this press release may contain forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to management’s intentions, plans, beliefs, expectations or opinions.  Forward-looking statements may be identified by the use of words such as “believe”, “expect”, “will”, “anticipate”, “intend”, “plan”, “estimate”, “could”, “may”, “likely”, “probably” or “possibly”.  Willow Financial Bancorp undertakes no obligation to update these forward- looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Company contacts:

Donna M. Coughey

President and Chief Executive Officer

Willow Financial Bancorp, Inc.

610-995-1700